EXHIBIT 5.1

ROPES & GRAY LLP
THREE EMBARCADERO CENTER
SAN FRANCISCO, CA 94111
WWW.ROPESGRAY.COM

July 16, 2021

Natus Medical Incorporated
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of (i) 5,048,115 shares common stock, $0.001 par value (“Common Stock”) issuable under the Natus Medical Incorporated 2021 Equity Incentive Plan (the “Plan”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when the Common Stock has been issued and sold in accordance with the Plan, the Common Stock will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                            Very truly yours,
/s/ Ropes & Gray LLP
                            Ropes & Gray LLP